INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements Nos. 33-43900, 33-38925, and 33-56227 of New
England Business Service, Inc. on Form S-8 of our report dated April 25, 1997 on the financial statements of Chiswick Trading, Inc. for the years ended December 31, 1995 and 1996, appearing in this filing on Form 8-K/A of New England Business Service, Inc.



/s/ DELOITTE & TOUCHE LLP
June 13, 1997
Boston, Massachusetts